Exhibit 2.1

EXECUTION COPY

FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

This FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) dated March 6, 2020 is by and between RTI Surgical Holdings, Inc., a Delaware Corporation (“Parent”) and Ardi Bidco Ltd., a Delaware Corporation (“Buyer”, and together with Parent, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement (the “Purchase Agreement”), dated January 13, 2020, by and between Parent and Buyer, pursuant to which, among other things, Buyer agreed to purchase from Parent, and Parent agreed to sell and transfer to Buyer, all of the Securities (other than the Rollover Securities), on the terms and subject to the conditions contained in the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein in accordance with Section 13.6 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENTS

1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

2. Amendments to Purchase Agreement.

(a) The first Recital of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, Parent is the indirect owner of all of (a) the issued and outstanding membership interests (the “Interests”) of RTI OEM, LLC, a Delaware limited liability company (“RTI OEM”), (b) the issued and outstanding shares (the “Shares”) of Tutogen Medical (United States), Inc., a Florida corporation (“Tutogen US”), and (c) the issued and outstanding shares (together with the Interests and the Shares, the “Securities”) of Tutogen Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “German Subsidiary” and, together with RTI OEM and Tutogen US, the “Companies”);”

(b) The following definitions are hereby added to Section 1.1 of the Purchase Agreement:

(i)	““Debt Financing” means the financing contemplated by the Facilities Agreement.”

(ii)

““Debt Financing CP Satisfaction Letter” means the conditions precedent status letter from Ares Capital Corporation as agent to the Buyer (or one of its affiliates) and delivered to the Seller setting out the status of the conditions to the availability of the Debt Financing.

(iii)

““Debt Financing Sources” means the lenders providing any Debt Financing and the former, current and future equityholders, controlling person, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of such lenders and/or their respective Affiliates, successors and assigns.”

(iv)

““Facilities Agreement” means that certain Senior Facilities Agreement, dated as of February 28, 2020, by and among, inter alios, Buyer Topco, Buyer, U.S. Metals Topco Ltd., a Delaware corporation, and U.S. Metals Bidco Ltd., a Delaware corporation, the lenders party thereto and Ares Capital Corporation, in its capacity as agent for such lenders and as security agent.”

(c) The definition of “Group Companies” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Group Companies” means the Companies and RTI Donor Services, Inc., a Delaware corporation.

(d) The definition of “Purchased Marks” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“has the meaning specified in Section 8.1(b).”

(e) The definition of “Wind Down Period” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“has the meaning specified in Section 8.1(b).”

(f) Sections 7.1(b) and (c) are hereby amended and restated in their entirety to read as follows:

“(b) On or prior to the Closing, Parent shall use reasonable best efforts to cause the Companies, and their officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Buyer as may be reasonably requested by Buyer in connection with obtaining the Debt Financing; provided, that such cooperation shall not unreasonably interfere with the business operations of Parent or its Subsidiaries or require Parent or its Subsidiaries to incur any liability or obligation prior to the Closing. Buyer will (i) promptly, upon request of Parent, reimburse Parent and its Subsidiaries for all out-of-pocket expenses incurred in connection with the foregoing, and (ii) will indemnify and hold harmless Parent, its Subsidiaries and its representatives from and against any and all losses or expenses to the extent suffered or incurred in connection with the arrangement of such Debt Financing.”

(c) Buyer shall take all actions against any and all Debt Financing Sources under the Debt Financing (including seeking specific performance of the terms of the Debt Financings) (including bringing litigation against the Underwriting Lender), to cause the Debt Financing Sources to honor their obligation to fund to Buyer under the Facilities Agreement at Closing (up to the full amounts of financing contemplated under the Facilities Agreement).”

(g) A new Section 7.8(g) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“(g) To the extent that, pursuant to and in accordance with Section 7.8(a) and Section 7.8(b), US Metals LLC is formed to hold the assets and assume the liabilities of US Metals, (i) Buyer shall cause Buyer TopCo to remain in existence through Closing as its direct parent, and shall cause Buyer Aggregator to remain in existence through Closing as Buyer TopCo’s direct parent, (ii) prior to Closing, Buyer shall cause Buyer Aggregator to form a new wholly owned Subsidiary (“Buyer Metals TopCo”) and shall cause Buyer Metals TopCo to form a new wholly owned Subsidiary (“Buyer Metals”), (iii) references in this Agreement to Buyer shall be deemed to refer to Buyer with respect to the purchase of RTI OEM and to Buyer Metals with respect to the purchase of US Metals LLC, with the corresponding deliverables being adjusted mutatis mutandis, and with Buyer and Buyer Metals to be jointly and severally liable for all obligations of Buyer.”

(h) A new Section 8.10 of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Section 8.10. Debt Financing Covenants.

“(a) Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or proper to obtain the Debt Financing contemplated by the Facilities Agreement on or prior to the Closing Date on the terms and conditions described in the Facilities Agreement, including (i) to maintain in effect the Facilities Agreement and (ii) to satisfy (or obtain a waiver of) on a timely basis all those conditions to funding in the Facilities Agreement that are not shown to be satisfied or shown to be in agreed form but unsatisfied under the Debt Financing CP Satisfaction Letter (and will ensure and direct its officers, employees, agents and counsel to do all things and deliver such documents to that end).

(b) Prior to the Closing Date, Buyer shall not permit any amendment or modification to be made to, or any waiver of any of its rights under, the Facilities Agreement or the Debt Financing CP Satisfaction Letter without Parent’s prior consent, if such amendment, modification or waiver (i) with respect to the Facilities Agreement, reduces the aggregate amount of the Debt Financing unless the Equity Financing is increased by a corresponding amount, (ii) imposes new or additional conditions or (iii) could delay the timing of, or prevent, delay or impede the consummation of, the Closing Date; provided that, subject to compliance with the other provisions of this Section 8.10, Buyer may amend the Facilities Agreement to add additional lenders, arrangers and agents in a manner that (x) would not reduce aggregate amount of the Debt Financing or impose any new or additional conditions and (y) could not delay the timing of, or prevent or impede the consummation of, the Closing Date or adversely affect the ability of Buyer to fund its obligations at the Closing Date. Buyer shall promptly deliver to Parent copies of any such amendment, modification or replacement. For purposes of this Section 8.10, references to “Debt Financing” shall include the Debt Financing as permitted to be amended, modified or replaced by this Section 8.10(b) and references to “Facilities Agreement” shall include such documents as permitted to be amended, modified or replaced by this Section 8.10(b).”

(i) Section 9.1(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) There shall have been delivered to Buyer a certificate to the effect of clauses (a) through (c) of this Section 9.1 and Section 9.2, dated the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent.”

(j) A new Section 13.17 of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Section 13.17. Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, each party hereto: (i) agrees that it will not bring or support any person in bringing any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (which defined term for the purposes of this provision shall include the Debt Financing Sources providing the Debt Financing and their respective equityholders, controlling person, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of such lenders, in each case solely to the extent involved in their capacity in connection with the Debt Financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, in any forum other than (x) the courts of England in accordance with Section 46.1 of the Facilities Agreement or (y) the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Facilities Agreement (including Section 44 of the Facilities Agreement), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Facilities Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, (x) the Parent, the Group Companies and each of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (y) no Debt Financing Sources shall have any liability (whether in contract, in tort or otherwise) to any of the Parent, the Group Companies or their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 13.17 and that such provisions and the definitions of “Debt Financing,” “Debt Financing Sources” and “Facilities Agreement” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.”

(k) Annex A to Schedule 1.1(c) of the Purchase Agreement is hereby replaced in its entirety with Exhibit A hereto; provided, that notwithstanding that Exhibit A hereto provides for the separation of the Contribution Assets between US Metals and US Biologics, but without limiting Parent’s obligations under Section 7.8 of the Purchase Agreement, Parent shall not be required to effect such separation.

3. Consent. With respect to the proportion of securities allocated between US Metals LLC and RTI OEM for purposes of the definition of “Rollover Securities”, Buyer hereby consents to all Rollover Securities being securities in US Metals LLC (with no Rollover Securities being securities in RTI OEM).

4. No Other Modifications. Except as expressly set forth herein, the terms and provisions of the Purchase Agreement remain unmodified and in full force and effect. This Amendment and the Purchase Agreement shall be read together as one agreement, and all references to the Purchase Agreement (in the documents contemplated by the Purchase Agreement or otherwise) shall mean the Purchase Agreement as modified and amended by this Amendment.

5. No Waiver. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement, except as expressly set forth herein.

6. Miscellaneous. Sections 1.2 (Interpretation), 13.1 (Governing Law), 13.4 (Successors and Assigns; No Recourse), 13.6 (Entire Agreement; Amendments), 13.7 (Waivers), 13.9 (Partial Invalidity), 13.10 (Execution in Counterparts), 13.12 (Jurisdiction; Specific Performance) and 13.13 (Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

PARENT:

RTI SURGICAL HOLDINGS, INC.

By:	/s/ Jonathon M. Singer
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

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BUYER:

ARDI BIDCO LTD.

By:	/s/ Shayla Kasuto Harlev
Shayla Kasuto Harlev, solely in her capacity as attorney in fact

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